Exhibit 2.7

Confidential Treatment Request — Pages where confidential treatment has been requested are stamped “Confidential Treatment Requested.” The redacted materials have been separately filed with the SEC; the appropriate section has been marked at the appropriate place with a “*.”

STOCK PURCHASE AGREEMENT

between and among

Biovail International S.à.r.l.,

and

the Stockholders of PharmaSwiss SA

January 31, 2011

(continued)

(continued)

Schedules and Exhibits:

Schedule A	List of Sellers and Respective Stockholdings
Exhibit 1	Approved cash investments
Exhibit 1(a)	DVD with Data Room
Exhibit 1(b)	Allocation of line items on the Interim Balance Sheet
Exhibit 2.2	Payment of Closing Consideration to Sellers
Exhibit 2.3	Payment of Additional Consideration
Exhibit 2.3(b)	Acquisition pipeline of Purchaser
Exhibit 2.4	Deductions from the Closing Consideration for escrow funds
Exhibit 2.4(a)	Escrow Agreements
Exhibit 2.5(b)(iii)	Tax ruling request
Exhibit 2.6(a)(iv)	Executive Agreements
Exhibit 5.9	Press release(s)

(continued)

Page

Exhibit 5.18	Key terms of termination agreements regarding shadow equity
Exhibit 9.1	List of certain matters

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of January 31, 2011, between and among Biovail International S.à.r.l., a Luxembourg corporation, with its registered address at 208, Val des Bons Malades, L-2121 Luxembourg (the “Purchaser”) and the stockholders of PharmaSwiss SA, a Swiss corporation, with its registered address at Bundesplatz 1, CH-6300 Zug, Switzerland (the “Company”) identified on Schedule A (collectively, the “Sellers” and each a “Seller”, Seller 1, Seller 2, and Seller 3, collectively, the “Founders” and each a “Founder”, and Seller 4 and Seller 5, collectively, the “Financial Investors”, and each a “Financial Investor”).

The Sellers desire to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Company in accordance with the provisions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1                                      Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Acquired Companies” means, collectively, the Company and its Subsidiaries and each of them an “Acquired Company”.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means, collectively, the Executive Agreements and the Escrow Agreements.

“Change of Control Event” means any termination, modification or amendment or any threat of termination, modification or amendment of any Contract for the license or representation business of the Company (the license and representation businesses shall be determined consistent with the Company’s classification for the purpose of the Company’s 2011 budget as contained in the Data Room) to which an Acquired Company is a party, obligor or obligee as a direct or indirect consequence, arising out of or relating to (i) this Agreement being executed and/or (ii) any of the transactions as contemplated by this Agreement being consummated and/or perfected.

“Common Stock” means the common stock, par value CHF 1 per share, of the Company.

“Company Plan” means any “employee benefit plan” for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability, including any “employee welfare benefit plan”, any Pension Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Acquired Company (or that has been maintained or contributed to in the last six years by any Acquired Company) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability.

“Confidential Information” means any information, in whatever form or medium, that is not publicly available (other than through a breach of the confidentiality obligations of the parties hereto) concerning the business or affairs of any of the Acquired Companies.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“Data Room” means the electronic data room made available to Purchaser prior to signing of this Agreement, the content of which is contained in the DVD attached hereto as Exhibit 1(a).

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“Escrow Funds” shall mean the Working Capital Escrow Fund, the Old Reserve Escrow Fund and the Indemnity Escrow Fund.

“Estimated Closing Balance Sheet” shall mean the consolidated non-audited balance sheet of the Company reflecting the estimated Net Working Capital as of (a) if the Closing Date is the last day of the month, the Closing Date or (b) if the Closing Date is not the last day of the month, the last day of the month immediately preceding the Closing, as estimated as precisely as possible and in good faith by the Sellers-IV and delivered to Purchasers at least 5 business days prior to the Closing.

“Executives” means ***** and each of them an “Executive”.

“Fairly Disclosed” means the disclosure prior to the date hereof of a fact in a way which, given the level of information available to the Purchaser and all the circumstances of the access to that information (including reasonable time and personnel constraints), allowed the Purchaser as of the date hereof to have reasonably identified and assessed the impact of such fact on the Acquired Companies.

“Governmental Authority” means any (a) federal, state, cantonal, local, municipal, foreign or other government, (b) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) Public International Organization or multinational organization or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“IFRS” means the International Financial Reporting Standards, as in effect as of the date of this Agreement.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications, and all other rights relating to semiconductor design and topography; (d) all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications; (e) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing; (f) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (g) all computer software including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, and data relating to the foregoing; (h) all databases and data collections and all rights in the same; (i) all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing; (j) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; (k) all tangible embodiments of any of the foregoing, in any form and in any media; (l) all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and (m) all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.

“Internally Used Shrinkwrap Software” means software licensed to an Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Company’s business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by any Acquired Company to customers or otherwise resold or distributed by any Acquired Company.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” (a) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter or a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of the fact or matter; (b) the Purchaser will be considered to have “Knowledge” of a fact or matter if any individual who is serving, or who has at any time served, as a director, manager or senior executive, officer, partner, executor or trustee of that entity (or in similar capacity) has, or at any time had, Knowledge of the fact or matter; and (c) the Founders will be considered to have “Knowledge” of a fact or matter if ***** have Knowledge of the fact or matter.

“Law” means any federal, state, cantonal, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with IFRS (applied in consistency with past practices).

“Limited Representations” means the representations and warranties given by Founders as set out in Sections *****, and those given by Financial Investors as set out in Sections *****.

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving a third party claim, whereby in case of an inaccuracy in or breach of a representation or warranty, the Loss consists of the monetary difference between the financial position the person concerned would be in if the representation or warranty was not breached and was true and accurate in all respects, and the actual financial position.

“Net Working Capital” means the net amount of cash, cash equivalents (as adjusted upward in order to add back any cash investment payments (i) made, provided they are specifically set out in Exhibit 1 and committed as of the date hereof pursuant to written agreements, or (ii) made prior to or on the relevant date of the Trued Up Balance Sheet with approval by Purchaser (as evidenced by a written approval by e-mail from the Parent’s general counsel to either of the Executives), whereby such adjustment shall only be made once), plus receivables net of any provisions, less payables, plus inventory net of any provisions, and less accrued short-term taxes, of all of the Acquired Companies on a consolidated basis, all as of the relevant balance sheet date. When determining Net Working Capital, each balance sheet item (including any provision thereon) shall be determined using IFRS applied on a basis consistent with past practices of the Company. Exhibit 1(b) contains a listing of the line items on the form of the Interim Balance Sheet and their allocation to the Net Working Capital items referred to above.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Parent” means the parent company of the Purchaser, Valeant Pharmaceuticals International, Inc., with its principal executive office at 7150 Mississauga Road, Mississauga, Ontario, Canada L5N 8M5.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Public International Organization” means any international organization formed by states, governments or other international organizations.

“Reference Balance Sheet” shall mean the Interim Balance Sheet as defined in Section 3.5 (b).

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

“Seller Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 3 by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement.

“Shares” means all of the issued and outstanding shares of Common Stock.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries, or in which such specified Person has the right to a majority or more of the other Person’s profits, earnings or other similar financial interest. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” means (a) any federal, state, cantonal, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trued Up Balance Sheet” shall mean the consolidated non-audited balance sheet of the Company reflecting the Net Working Capital as of (a) if the Closing Date is the last day of the month, the Closing Date or (b) if the Closing Date is not the last day of the month, the last day of the month immediately preceding the Closing, as determined in accordance with Section 2.4.

Section 1.2                                      Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Adjustment Notice	2.4(a)
Additional Consideration	2.3
Adverse Withholding Tax Consequence	2.4(b)(i)
Agreement	Preamble
Balance Sheet	3.5(a)
Claim Notice	9.3(a)
Closing	2.5
Closing Consideration	2.2
Closing Date	2.5
Company	Preamble
Company Intellectual Property	3.13(a)
Company Real Property	3.12(a)
Competing Activity	5.8(A)(a)
Confidentiality Agreement	5.7(a)
Controlling Party	9.4(c)
Disclosure Information	9.6(c)
Dispute Notice	2.4(a)
Earnout Payment	2.3(b)
Escrow Agreements	2.4(a)
Executive Agreements	2.6(a)
Favorable Ruling	2.4(b)(i)
Financial Statements	3.5
Included Acquisitions	2.3(b)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Indemnity Escrow Fund	2.4(c)
Interim Balance Sheet	3.5(b)
*****	*****
Leased Real Property	3.12(a)
Liquidity Schemes	3.16(b)
Noncontrolling Party	9.4(c)
Objection Notice	9.3(b)
Old Reserve Escrow Fund	2.4(b)
Owned Real Property	3.12(a)
Preliminary Working Capital Adjustment	2.4(a)(i)
Purchaser	Preamble
Restricted Persons	5.7(b)
Sellers-IV	2.4

Sellers	Preamble
Sellers-IV Account	2.4(d)
Trued Up Working Capital Adjustment	2.4(a)(ii)
Working Capital Escrow Fund	2.4(a)

ARTICLE 2
THE TRANSACTION

Section 2.1                                      Purchase and Sale. In accordance with the provisions of this Agreement, at the Closing, the Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, all of the Shares, free and clear of all Encumbrances.

Section 2.2                                      Closing Consideration. The Closing Consideration for the Shares (the “Closing Consideration”) is EUR 350,000,000, and shall (subject to the deductions according to Section 2.4) be paid to the Sellers as set out in Exhibit 2.2 hereto. The Closing Consideration is subject to adjustment in accordance with Section 2.3 and Section 2.4.

Section 2.3                                      Additional Consideration. The Additional Consideration to be paid on 31 May 2012 to the Founders as set out in Exhibit 2.3 (the “Additional Consideration”) amounts to:

(a)                                  EUR *****, if, on a consolidated basis applying IFRS in consistency with past practices of the Company, the net revenues (as defined below) of the license and representation businesses to be determined consistent with the Company’s classification for the purpose of the Company’s 2011 budget as contained in the Data Room, of the Company on a consolidated basis for the full calendar year 2011 reach ***** of the net revenues of these businesses achieved for the full calendar year 2010 (and EUR *****, if such net revenues for the full calendar year 2011 are ***** of such net revenues for the full calendar year 2010); and

(b)                                 between EUR ***** and EUR *****, whereby the specific amount is determined such that for each Euro the net revenues (as defined below) of the Company for the full calendar year 2011 exceed EUR *****, the Founders (together) shall receive ***** of one Euro up to an amount of EUR ***** (the “Earnout Payment”). The net revenues of the Company for the full calendar year 2011 are determined on a consolidated basis applying IFRS in consistency with past practice of the Company. Eurocents shall be rounded up or down.

For the purpose of this clause (b), the net revenues shall also include net revenues (without duplication) from future acquisitions by the Acquired Companies if such acquisition is with respect to products being purchased or products that are in-licensed for an initial term of ***** or with respect to representation business acquisitions if the initial term is ***** (“Included Acquisitions”), but shall exclude net revenues for acquisitions (except for net revenues from products from existing license agreements with a company listed in Exhibit 2.3(b), in existence at the date of such acquisition) that, at the date of this Agreement, form part of the acquisition pipeline of the group of companies of the Purchaser as set out in Exhibit 2.3(b) hereto or relate to business that do not meet the criteria of the Included Acquisitions. In determining the net revenues attributable to Included Acquisitions, net revenues shall be *****, provided that clause (ii) only applies to in-licensed or purchased products (that have not yet been commercialized or do not have commercially meaningful sales yet).

Additionally, for the purpose of this clause (b), the net revenues (without duplication) shall also include net revenues from future acquisitions by the Acquired Companies if any such acquisition is with respect to representation business acquisitions and if the initial term is *****, whereby net revenues shall be ***** regarding such products forming part of the acquisitions referred to in this paragraph, provided that clause (ii) only applies to in-licensed or purchased products (that have not yet been commercialized or do not have commercially meaningful sales yet).

Any acquisition only counts as additional net revenues if such acquisition has been approved in accordance with the internal procedures of the Acquired Companies and by the Parent’s general counsel. No renewals of existing contracts for existing products in existing territories of the Acquired Companies shall be construed as an acquisition for the purposes of the two preceding paragraphs.

For the purpose of clarity, in the event that any of the Acquired Companies is constrained from launching an approved product (meaning having a marketing authorization) containing the exact same compound for each of the territories which is already planned in the Company’s 2011 budget (as set out in the Data Room) (i) because a product of any Affiliate of Purchaser is already on the market (prior to the Closing Date) in that territory, then the net revenues of ***** of the Affiliate of Purchaser for such territory shall be added to net revenues, or (ii) because a product of any Affiliate of Purchaser is launched in that territory, then the net revenues of ***** shall be is regarded as net revenues for the purpose of the second and third paragraph of this clause (b).

Purchaser shall be entitled to deduct any amounts ***** from the Earnout Payment, to the extent the Earnout Payment exceeds ***** million.

In case of breach of Section 5.8(A) by any of the Founders or Executives, no Founder shall be eligible for any Earnout Payment hereunder.

The Purchaser agrees that it will consider in good faith, but under no obligation, to also include net revenues from *****, in an amount ***** that need to be achieved according to the respective contracts regarding such products.

For the purpose of clauses (a) and (b) above, net revenue shall be (A) all third-party sales in the ordinary course of business (B) minus (i) customer directed commissions and quantity, trade and cash discounts; (ii) discounts, replacements, credits or refunds for the return of recalled, rejected, outdated, damaged or returned products, and other negative sales revenue items; (iii) rebates, chargebacks and price adjustments; (iv) sales or similar taxes (including duties or other governmental charges or assessments) levied, absorbed, or otherwise imposed on the sale of products (including VAT or other governmental charges measured by the billing amount, when included in such billing); and (v) actual bad debt and (C) adjusted for any changes in cost or revenue allocation practices from 2010 to 2011 that would, without adjustment, reduce comparability of the net revenues for the full calendar year 2010 and those for the full calendar year 2011, and revenue recognition shall be done in accordance with IFRS according to past practice of the Company. The payments of any Additional Consideration under clauses (a) and (b) above shall be separate and not mutually exclusive, with either or both payments achievable if the applicable thresholds are achieved.

Purchaser shall be entitled to deduct from the payment of any Additional Consideration (and thereby to reduce such consideration by) an amount of up to EUR ***** (but not more than *****) should *****, except if Purchaser determines, in its sole and unlimited discretion, that it would not suffer any *****. For avoidance of doubt, the deduction contemplated by the preceding sentence is in addition to and separate from the EUR ***** put into the Old Reserve Escrow Fund in accordance with Section 2.4(b) and can only be made to the extent, *****.

Purchaser shall procure that already in 2011 and, insofar as necessary, thereafter Founders are granted reasonable access to the Acquired Companies to inspect all documents reasonably necessary to be inspected for determining the Additional Consideration. The Founders may also use an accountant to inspect such documents, provided the accountant signs a customary confidentiality agreement with the Company.

Section 2.4                                      Escrow Funds. The following amounts shall be deducted from the Closing Consideration of Seller 1, Seller 2, Seller 3, and Seller 5 (the “Sellers-IV”) as set out in Exhibit 2.4 and shall only be paid as set out below:

(a)                                  EUR *****. This amount shall be deposited at Closing in an escrow account (the “Working Capital Escrow Fund”) pursuant to the Escrow Agreements attached hereto as Exhibit 2.4(a) (together the “Escrow Agreements”). Payment of said amount shall be made as follows:

(i)                                     Within 30 days of the Closing, Purchaser shall calculate the difference between the Net Working Capital as reflected in the Estimated Closing Balance Sheet and the Reference Balance Sheet. If the Net Working Capital as per the Reference Balance Sheet exceeds the Net Working Capital as per the Estimated Closing Balance Sheet, Purchaser shall be paid such difference from the Working Capital Escrow Fund, *****. If the Net Working Capital as per the Estimated Closing Balance Sheet exceeds the Net Working Capital as per the Reference Balance Sheet the difference shall be paid by the Purchaser to ***** as set out in Exhibit 2.4, *****. Any payment pursuant to this clause (i) shall be referred to as the “Preliminary Working Capital Adjustment”.

(ii)                                  Purchaser shall calculate the difference between the Net Working Capital as reflected in the Estimated Closing Balance Sheet and the Trued Up Balance Sheet. If the Net Working Capital as per the Estimated Closing Balance Sheet exceeds the Net Working Capital as per the Trued Up Balance Sheet, Purchaser shall be paid such difference from the Working Capital Escrow Fund. If the Net Working Capital as per the Trued Up Balance Sheet exceeds the Net Working Capital as per the Estimated Closing Balance Sheet the difference shall be paid by the Purchaser to the ***** as set out in Exhibit 2.4. There shall be no cap applicable to any such payments, and to the extent the Preliminary Working Capital Adjustment was reduced because of the cap set forth in clause (i) above, such amount shall be included in the payment under this clause (ii) to the extent required to reflect the difference between the Net Working Capital set forth in the Trued Up Balance Sheet and the Net Working Capital set forth in the Reference Balance Sheet. To the extent that the Working Capital Escrow Fund is insufficient to pay any working capital adjustment, Purchaser shall be entitled to claim such amounts against the Indemnity Escrow Fund, and to the extent Purchaser made a payment under clause (i) above, but is entitled to receive a payment under this clause (ii), Purchaser may also claim payment from each ***** for such Sellers’ portion. Any payment to be made pursuant to this clause (ii) shall be referred to as the “Trued Up Working Capital Adjustment” and shall forthwith be made upon final determination of the Trued Up Working Capital Adjustment.

For the determination of the Trued Up Working Capital Adjustment the following procedure shall apply:

(1)                                  Within ***** days after the Closing Date, the Purchaser will prepare and deliver to each of the ***** written notice (for this clause the “Adjustment Notice”) containing (i) the Trued Up Balance Sheet, (ii) the Purchaser’s calculation of the Net Working Capital as reflected on the Trued Up Balance Sheet and (iii) the Purchaser’s calculation of the Trued Up Working Capital Adjustment.

(2)                                  Within ***** days after delivery of the Adjustment Notice, the *****, acting jointly, will deliver to the Purchaser a written response in which the *****, acting jointly will either:

(x)                                           agree in writing with the Purchaser’s calculation of the Trued Up Working Capital Adjustment, in which case such calculation will be final and binding on the parties for purposes of Section 2.4(a)(ii) above; or

(y)                                         dispute Purchaser’s calculation of the Trued Up Working Capital Adjustment as set forth in the Adjustment Notice by delivering to the Purchaser a written notice (for this clause a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

For purposes of this Section 2.4(a)(ii)(2)(y), the ***** may not deliver a Dispute Notice on the basis that the Purchaser’s calculation of the Net Working Capital and Trued Up Working Capital Adjustment be incorrect due to a mistake attributable to a ***** or to the Acquired Company while under control of the *****.

(3)                                  If the *****, acting jointly, fail to take either of the foregoing actions within 15 days after delivery of the Adjustment Notice, then the ***** will be deemed to have irrevocably accepted the Purchaser’s calculation of the Trued Up Working Capital Adjustment as set forth in the Adjustment Notice, in which case, such calculation will be final and binding on the parties for purposes of Section 2.4(a)(ii).

(4)                                  If the *****, acting jointly, deliver a Dispute Notice to the Purchaser within 15 days after delivery of the Adjustment Notice, then the Purchaser and *****, acting jointly, will attempt in good faith, for a period of 30 days, to agree on the calculation of the Trued Up Working Capital Adjustment. Any resolution by the Purchaser and the *****, acting jointly, during such 30-day period as to any disputed items will be final and binding on the parties for purposes of Section 2.4(a)(ii). If the Purchaser and *****, acting jointly, do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the *****, acting jointly, will submit the remaining items in dispute to KPMG AG, Zurich, for resolution, or if that firm is unwilling or unable to serve or the parties wish to select another Person, the Purchaser and the *****, acting jointly, will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies. If the Purchaser and the *****, acting jointly, are unable to jointly select such independent accounting firm within 10 days after such 30-day period, any one of ***** or Purchaser may ask a competent court to determine an independent accounting firm of recognized international standing; provided, however, the court may not select PricewaterhouseCoopers LLP or an affiliated entity without the appropriate approvals from the Purchaser for such non-audit work. The Purchaser and the *****, acting jointly, will instruct the independent accounting firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the independent accounting firm as to each item in dispute and the resulting calculation of the Trued Up Working Capital Adjustment. The Purchaser and the *****, acting jointly, will each use their commercially reasonable efforts to cause the independent accounting firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The determinations of the independent accounting firm with respect to the Trued Up Working Capital Adjustment as set forth in its report will (provided absence of manifest errors) be final and binding on the parties for purposes of Section 2.4(a)(ii). The Purchaser will revise the Trued Up Balance Sheet and the calculation of the Trued Up

Working Capital Adjustment as appropriate to reflect the resolution of the issues in dispute pursuant to this Section 2.4(a). The fees and expenses of the independent accounting firm will be shared by the Purchaser and the ***** in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the *****, respectively.

(5)                                  For purposes of complying with this Section 2.4, the Purchaser and the *****, acting jointly, will furnish to each other and to the independent accounting firm such work papers and other documents and information relating to the disputed issues as the independent accounting firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the independent accounting firm any material related to the disputed items and to discuss the items with the independent accounting firm. The Purchaser may require that the independent accounting firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the Acquired Companies provided to the independent accounting firm pursuant to this Section 2.4.

(iv)                              Any balance remaining in the Working Capital Escrow Fund shall be released to the ***** on the later of (A) 120 days after the Closing, and (B) the final determination and payment (if any) of the Trued Up Working Capital Adjustment pursuant to clause (ii) above.

(b)                                 EUR *****. This amount shall be deposited at Closing in an escrow account (the “Old Reserve Escrow Fund”) pursuant to the Escrow Agreements. Payment of said amount shall be made as follows:

(i)                                     Payment shall be made to ***** as set out in Exhibit 2.4 upon (y) receipt of a definitive written tax ruling prior to ***** confirming that there is no adverse withholding tax consequence applicable to Purchaser upon payment of a dividend by the Company to Purchaser, where such adverse consequence results from the status of ***** as predecessor owner of the respective Shares sold hereunder (the “Adverse Withholding Tax Consequence”) (a “Favorable Ruling”) or (z) Purchaser determining, in its sole and unlimited discretion, that it would not suffer an Adverse Withholding Tax Consequence notwithstanding the failure to receive a Favorable Ruling;

(ii)                                  If a Favorable Ruling has not been received, payment of the full amount of the Old Reserve Escrow Fund shall be made to Purchaser on the earlier of (y) the date the Parties hereto mutually agree in writing in good faith that further attempts to obtain a Favorable Ruling should no longer be pursued or (z) *****; or

(iii)                               To determine whether a Favorable Ruling has been received or not, the following shall apply:

A Favorable Ruling shall be considered obtained upon acceptance (by stamp of the relevant office) by the Swiss tax authorities of:

(x) the letter attached hereto as Exhibit 2.5(b)(iii);

(y) any other letter submitted to such tax authorities on behalf of the Company by the Sellers with the consent of the Purchaser (such consent to not be unreasonably witheld and wherein the Purchaser agrees to *****; or

(z) any other form of ruling to be mutually agreed between the Purchaser and the Sellers on a reasonable basis.

(c)                                  EUR ***** to be deducted from the part of the Closing Consideration of the Founders only and as set out in Exhibit 2.4. This amount shall be deposited at Closing in an escrow account (the “Indemnity Escrow Fund”) pursuant to the Escrow Agreements and shall (unless to be paid to the Founders pursuant to this Agreement) serve to cover payments to Purchaser resulting from any Losses from any inaccuracy in or breach of any representation or warranty or from any breach of any covenant by a Founder hereunder. Payment of amounts out of the Indemnity Escrow Fund shall be made as follows:

(i)                                     To the Founders in proportion of the deductions made for funding the Indemnity Escrow Fund: the remaining balance no later than ***** to the extent no claims of Purchaser hereunder are pending on *****, i.e. raised in good faith (whereby giving a Claim Notice shall be sufficient that a claim is regarded to be raised hereunder) and not finally resolved, against any Founder; or

(ii)                                  To the Purchaser: in accordance with Section 9.3; or

(iii)                               as agreed by the Founders and Purchaser in writing.

(d)                                 EUR *****. This amount shall be transferred at Closing to an account (“Sellers-IV Account”) designated by the Sellers-IV, acting jointly, and shall be used to make payments as agreed amongst the Sellers-IV.

Section 2.5                                      Closing. Subject to Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie Zurich, Holbeinstrasse 30, 8008 Zurich, Switzerland, at 10:00 a.m., local time, on the third business day after the satisfaction or waiver of all of the conditions set forth in Article 6 (whereby the parties will inform each other as soon as of all of the conditions set forth in Article 6 are satisfied or waived), or at such other place or at such other time or on such other date as the Purchaser and the Sellers may agree upon in writing. The date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.6                                      Closing Deliveries.

(a)                                  At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:

(i)                                     certificates representing the Shares, duly endorsed in blank in form reasonably satisfactory to the Purchaser for transfer, including the original of the resolution of the board issuing the respective certificates;

(ii)                                  the duly signed share ledger of the Company showing the registration of Purchaser as sole shareholder of the Company and a resolution of the board of directors of the Company approving the transfer of all of the Shares to Purchaser;

(iii)                               a certificate, dated as of the Closing Date, executed by each Seller confirming the satisfaction of the conditions specified in Sections 6.1;

(iv)                              executive agreements in the form of Exhibit 2.6(a)(iv) executed by each Executive (collectively, the “Executive Agreements”) and a waiver duly signed by each Executive waiving any and all claims they may have against the Acquired Companies, including all severance and other payments and benefits related to the termination of their services under existing contracts or under any applicable law;

(v)                                 resignations effective as of the Closing Date of each director and officer of each Acquired Company (solely with respect to their officer and director designations but, unless otherwise required by Purchaser, not from employment by the Acquired Companies) as the Purchaser may have requested in writing prior to the Closing Date;

(vi)                               documentation, reasonably satisfactory to the Purchaser, evidencing that each Seller and each Executive, if not signing personally as an individual, were properly represented by a duly authorized Person when entering into and when consummating this Agreement, including, where required, resolutions of the appropriate body of an entity, certificates of officers or secretaries, copies of corporate documents, and excerpts from registers;

(vii)                           documentation, reasonably satisfactory to the Purchaser, evidencing the full history of the Shares and the full unencumbered ownership of the Sellers in the Shares;

(viii)                        two signed copies of each of the Escrow Agreements, including all documentation relating to the Sellers the Escrow Agent may require for the purpose of his duties under money laundering Laws; and

(ix)                                a receipt for the Closing Consideration in form reasonably satisfactory to the Purchaser.

(b)                                 At the Closing, the Purchaser will deliver or cause to be delivered:

(i)                                     to the Sellers the Closing Consideration (deducting the amounts set out in Section 2.4) as set out in Exhibit 2.2 by wire transfer of immediately available funds to the accounts specified by the Sellers at least five business days prior to the Closing Date;

(ii)                                  to the Sellers a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2;

(iii)                               documentation, reasonably satisfactory to the Sellers, evidencing that Purchaser and the Parent were properly represented by a duly authorized Person when entering into and when consummating this Agreement, including, where required, resolutions of the appropriate body of an entity, certificates of officers or secretaries, copies of corporate documents, and excerpts from registers;

(iv)                              two signed copies of each of the Escrow Agreements, including all documentation relating to the Purchaser the escrow agent may require for the purpose of his duties under money laundering Laws; and

(v)                                 to the escrow agent pursuant to the Escrow Agreements the amounts that are to be deposited in escrow accounts at Closing according to Section 2.4 by wire transfer of immediately available funds; and

(vi)                              to the Sellers-IV the amounts that are to be deposited in the Sellers-IV Account by wire transfer of immediately available funds.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

(A) The Founders jointly and severally (with regard to the Limited Representations, however, not jointly and severally, but only severally, it being agreed and understood that each Founder gives such Limited Representations on its behalf individually only) represent and warrant as per the signing of this Agreement and also as per the Closing to the Purchaser that:

Section 3.1                                      Organization and Good Standing. Each Acquired Company is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to conduct its business as presently conducted. Each Acquired Company is, where applicable as a legal concept, in good standing. Section 3.1 of the Seller Disclosure Schedule sets forth an accurate and complete list or, as the case may be, accurate and complete Data Room references of (i) each Acquired Company’s jurisdiction of formation and the other jurisdictions in which it is authorized to do business and (ii) of the current directors and officers of each Acquired Company. The Seller Disclosure Schedule refers to accurate and complete copies of the organizational documents of each Acquired Company, as currently in effect, and no Acquired Company is in breach of any provision thereof.

Section 3.2                                      Authority and Enforceability. Each Founder has all requisite power, authority and capacity, and has taken all necessary action to authorize to execute and deliver and to perform its obligations under this Agreement and each of the Ancillary Agreements to which such Founder is a party. This Agreement has been duly executed and delivered by each Founder, and this Agreement and the Ancillary Agreement, once duly executed and delivered, constitute the legal, valid and binding obligation of those Founders and Executives that are a party thereto, enforceable against those Persons in accordance with their terms.

Section 3.3                                      No Conflict.

(a)                                  Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will result in a breach of, or a default under, any term or provision of any constitutional documents of each of the Founders, any law or decree, nor in a breach of, or a default under, any term or provision of any agreement which breach or default would otherwise interfere in any material way with the ability of each such Founder to consummate the Transaction.

(b)                                 Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will result in a breach of, or a default under, any term or provision of any constitutional documents of any Acquired Company, any law or decree, nor in a breach of, or a default under, any term or provision of any agreement to which any Acquired Company is a party or by which any assets of any of them are bound.

Section 3.4                                      Ownership and Capital Structure.

(a)                                  Each Founder is, and on the Closing Date will be, the sole beneficial and legal owners of all of its Shares, free and clear of all Encumbrances, in the respective amounts set forth in Schedule A. Upon the consummation of the Closing, the Purchaser will be the beneficial and legal owner of the Shares being sold by the respective Founder, free and clear of all Encumbrances.

(b)                                 The capital of the Company consists solely of 114,583 ordinary registered shares, of which all shares are issued and outstanding and no shares are held in treasury. The Shares represent all of the issued and outstanding share capital of the Company.

(c)                                  The Seller Disclosure Schedule section 3.4(c) sets forth for each Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) its issued share capital and (iii) the ownership in such Subsidiaries. All of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Seller Disclosure Schedule section 3.4(c).

(d)                                 Except as set forth in section 3.4(d) of the Seller Disclosure Schedule, (i) there are no equity securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no Contracts that could directly or indirectly lead to any additional equity interests in any Acquired Company. There are no Contracts with respect to the sale or transfer of any equity interests of any Acquired Company. All of the Shares and the issued equity securities of each Subsidiary are not issued in violation of any rights other Persons may have and of any applicable Laws. No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary.

Section 3.5                                      Financial Statements. The following financial statements (those in clauses (a) and (b) collectively, the “Financial Statements”) are attached hereto in Seller Disclosure Schedule section 3.5:

(a)                                  audited consolidated balance sheets of the Acquired Companies as of 31 December 2008 and 31 December 2009 (the most recent of which, the “Balance Sheet”), and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of Deloitte AG, Zurich, independent certified public accountants.

(b)                                 an unaudited consolidated balance sheet of the Acquired Companies as of 31 December 2010 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the twelve months then ended.

(c)                                  the audited non-consolidated financial statement of the Company as of 31 December 2009 and the unaudited non-consolidated financial statement of the Company as of 31 December 2010 established in accordance with the Swiss Code of Obligation, together with, for any audited balance sheet, the report thereon of Deloitte AG, Zurich.

The Financial Statements (including the notes thereto) are correct and complete, are consistent with the books and records of the Acquired Companies and have been prepared in accordance with IFRS consistently applied by the Company throughout the periods involved. The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Companies as of the respective dates and for the periods indicated therein. Except as set-out in section 3.5 of the Seller Disclosure Schedule, no Acquired Company is a party to any off-balance sheet arrangements that could have a current or future effect upon any Acquired Company’s financial condition or results of operations.

The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance to permit the preparation of financial statements in conformity with IFRS and to maintain proper accountability for assets

All financial and accounting records of the Acquired Companies have been properly maintained and constitute an accurate record of all matters which ought to appear in them and, where required by Law, have been duly filed. The Acquired Companies have complied with all statutory accounting requirements.

The financial statement referred to in clause (c) above is complete and has been correctly established in accordance with the Swiss Code of Obligations.

Section 3.6                                      Books and Records. All books and other records of the Acquired Companies have been maintained in accordance with sound business practices and an adequate system of internal controls. At the time of the Closing, all of such books and records will be in the possession of the respective Acquired Company.

Section 3.7                                      Accounts Receivable. All notes and accounts receivable are reflected properly on the Balance Sheet, the Interim Balance Sheet or accounting records of the Acquired Companies and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

Section 3.8                                      Inventories. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies. The quantities of each item of finished goods inventory held by customers are not excessive, were purchased from the Acquired Companies in the ordinary course of business and are at levels consistent with past practices.

Section 3.9                                      No Undisclosed Liabilities. To the Founders’ Knowledge, no Acquired Company has any Liability except for (a) Liabilities accrued or expressly reserved for in line items on the Balance Sheet or the Interim Balance Sheet and (b) current Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet.

Section 3.10                                Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, each Acquired Company has conducted its business only in the ordinary course of business, and there has not been any change or event that has had or could reasonably be expected to have a material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results, operations or business prospects of any Acquired Company. Without limiting the generality of the foregoing, since the date of the Balance Sheet, except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as consented to by Purchaser as evidenced in an e-mail of the Parent’s general counsel, there has not been with respect to any Acquired Company any:

(a)                                  amendment to organizational documents;

(b)                                 change in its capital stock, or disposition of or Encumbrance on any of its equity securities or derivative thereon;

(c)                                  split, combination or reclassification of any of its capital stock;

(d)                                 declaration, setting aside or payment of any distribution in respect of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent);

(e)                                  (i) incurrence of any indebtedness for borrowed money (loans) or guarantee of any such indebtedness of another Person (other than in connection with the financing of trade receivables in the ordinary course of business, letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers and customers in the ordinary course of business and pursuant to existing credit facilities in the ordinary course of business), (ii) issuance, sale or amendment of any of its debt securities or rights to acquire any of its debt securities, guarantee of any debt securities of another Person, entry into any “keep well” or other Contract to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing, (iii) loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries and other than in accordance with the Company’s cash investment policy or (iv) entry into any hedging Contract or other financial agreement or arrangement designed to protect any Acquired Company against fluctuations in commodities prices or exchange rates.

(f)                                    sale, lease, license, pledge or other disposition of or Encumbrance on any of its properties or assets (other than sales of inventory for fair consideration and in the ordinary course of business);

(g)                                 acquisition (i) of all or a substantial portion of the assets or any stock of any business or Person or (ii) of any assets that are material to any Acquired Company individually or in the aggregate, except purchases of inventory and raw materials in the ordinary course of business;

(h)                                 damage to, or destruction or loss of, any of its material assets or material properties, whether or not covered by insurance;

(i)                                     entry into, modification, acceleration, cancellation or termination of or receipt of notice of termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to any Acquired Company of at least EUR 500,000 or otherwise, in each case outside the ordinary course of business;

(j)                                     cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding EUR 100,000 or otherwise, outside the ordinary course of business;

(k)                                  settlement or compromise in connection with any Proceeding in excess of EUR 100,000;

(l)                                     capital expenditure or other expenditure with respect to property, plant or equipment in excess of EUR 250,000 in the aggregate for the Acquired Companies taken as a whole;

(m)                               change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with IFRS;

(n)                                 material change in payment or processing practices or policies regarding intercompany transactions;

(o)                                 material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(p)                                 revaluation of any of its material assets, including substantial writing down the value of inventory or writing off accounts receivable;

(q)                                 material increase, reduction, draw-down or reversal of its reserves (other than in accordance with IFRS); or

(r)                                    transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property, other than in the ordinary course of business;

(s)                                  abandonment, cancellation, or not filing for possible extensions of any Intellectual Property that was, as of the date of the Interim Balance Sheet, or at any time thereafter, the subject of any application or registration, other than in the ordinary course of business;

(t)                                    authorization of or Contract by any Acquired Company to take any of the actions described in this Section 3.10.

Section 3.11                                Assets. Each Acquired Company has good and marketable title to all of its tangible assets, free and clear of any Encumbrances. Each Acquired Company owns or leases all tangible personal property used by the Acquired Companies. Each such item of tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and planned to be used by the Acquired Companies and, to the Founders’ Knowledge, has been maintained in accordance with normal industry practice.

Section 3.12                                Real Property.

(a)                                  Section 3.12(a) of the Seller Disclosure Schedule contains or references in the Data Room (i) of all real property in which any Acquired Company has a right to use or occupy (collectively, the “Leased Real Property”) and (ii) a correct legal description and parcel identification number of all real property in which any Acquired Company has an ownership interest (collectively, the “Owned Real Property”). The Owned Real Property and the Leased Real Property are referred to in this Agreement collectively as the “Company Real Property”. All real properties the Acquired Companies use when conducting their business are either owned or are used by the Acquired Companies under the lease agreements referred to in clause (d) below.

(b)                                 Each Acquired Company has good and marketable title to its Owned Real Property and valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances, except as described in Section 3.12(b) of the Seller Disclosure Schedule or the Data Room.

(c)                                  The Owned Real Property is land (without hazardous material deposited on or in it and only with structures than can be torn down without having to observe any special and costly waste disposal procedures) which is suitable for the purpose it has been acquired for by the respective Acquired Company and the planned project is in line with applicable Laws. No Acquired Company has granted to any Person the right to use (other than a right to the former owner of the land to use it which is fully revocable with immediate effect at any time), Encumber, or occupy any portion of the Owned Real Property.

(d)                                 All lease agreements in respect of Leased Real Property are in force and the Acquired Companies are in material compliance with the terms of these lease agreements. Except as set forth in section 3.12(d) of the Seller Disclosure Schedule, no such lease agreement has been terminated or is, to the best of Founders’ Knowledge, threatened or announced to be terminated.

Section 3.13                                Intellectual Property. All of the Intellectual Property used in the businesses of the Acquired Companies as conducted by the Acquired Companies is either owned by the Acquired Companies or otherwise used by the Acquired Companies under valid and legally enforceable rights (the “Company Intellectual Property”). The Acquired Companies are the owners of all Intellectual Property rights set forth in Seller Disclosure Schedule section 3.13 and the Acquired Companies own all right, title an interest in, free and clear of any Encubrances,and have the right to use this Intellectual Property. To the best of Founders’ Knowledge no material Intellectual Property of the Acquired Companies are challenged or threatened to be challenged by third parties, except as set forth in the Sellers Disclosure Schedule 3.13. All necessary fees and Taxes have been paid, and all necessary documents have been filed, in connection with each Acquired Company’s Intellectual Property that need to be registered. In connection with that registered Intellectual Property, all registrations are in force and all applications for the same are pending (required fees paid) and without any adverse action or Proceedings pending or threatened by or before the Governmental Authority in which the registrations or applications are issued or filed. No facts or circumstances exist that could render any of the Company Intellectual Property invalid or unenforceable, except that this representation is made only to the Founders’ Knowledge concerning any Intellectual Property licensed from third parties. To the Founders’ Knowledge, neither the conduct of the business of the Acquired Companies nor the Acquired Companies’ creation, use, license or other transfer of the Company Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights. Each Acquired Company has taken all commercially reasonable steps necessary to protect and preserve trade secrets and other confidential information included in the Company Intellectual Property.

Section 3.14                                Contracts.

(a)                                  Section 3.14 of the Seller Disclosure Schedule sets forth an accurate and complete list or refers to the Data Room sections that contains a list of each Contract (or group of related Contracts) to which any Acquired Company is a party, by which any Acquired Company is bound or pursuant to which any Acquired Company is an obligor or a beneficiary, which:

(i)                                     involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of EUR 250,000;

(ii)                                  is for capital expenditures in excess of EUR 250,000;

(iii)                               is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(iv)                              is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (except personal property leases and conditional sales agreements having a value per item or aggregate payments of less than EUR 250,000 and a term of less than one year);

(v)                                 is a license or other Contract under which any Acquired Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person (except for licenses implied by the sale of a product to customers in the ordinary course of business) or any third party has licensed or sublicensed to any Acquired Company, or otherwise authorized any Acquired Company to use, any Company Intellectual Property (except for internally used shrinkwrap software), and, in each case, involves payments in excess of EUR 250,000;

(vi)                              is a contract with any of the ***** most highly compensated employeesand consultants, any officer, or any director currently performing services for the Acquired Companies;

(vii)                           is an insurance contract or an insurance policy;

(viii)                        contains any covenant limiting the right of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute any Acquired Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of any Acquired Company to make, sell or distribute any products or services;

(ix)                                was entered into other than in the ordinary course of business and that involves an amount or value in excess of EUR 250,000 or contains or provides for an express undertaking by an Acquired Company to be responsible for consequential damages; or

(x)                                   is otherwise material to the business, properties or assets of any Acquired Company or under which the consequences of a default or termination could have a material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results, operations or business prospects of any Acquired Company.

(b)                                 With respect to each such Contract listed under Section 3.14(a):

(i)                                     the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;

(ii)                                  the Acquired Companies and, to the Founders’ Knowledge, the other parties to the Contract have performed all of their material respective obligations required to be performed under the Contract; and

(iii)                               the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Founders have no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

Section 3.15                                Tax Matters.

(a)                                  All Tax Returns of the Acquired Companies required to be filed on or before the date hereof have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Each Acquired Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Acquired Companies have not requested an extension of time within which to file any Tax Return which has not since been filed.

(b)                                 The Acquired Companies have and will have no additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in the Interim Balance Sheet. The amounts reflected as Liabilities in the Interim Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the date of the Interim Balance Sheet. Since the date of the Interim Balance Sheet, no Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in IFRS.

(c)                                  All Taxes that each Acquired Company is required by Law to withhold or collect have been duly withheld or collected and, if due and payable, forwarded to the proper Governmental Authority.

(d)                                 All Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

(e)                                  None of the Acquired Companies is a party to or bound by any agreement relating to the sharing of Taxes within a group of companies, Tax indemnity obligation or similar Contract or practice with respect to Taxes, any agreement with a Tax Governmental Authority on a transfer pricing methodology, settlement agreement regarding Taxes, or other Contract relating to Taxes with any Governmental Authority. None of the Acquired Companies has any Liability for Taxes of any other Person, as a transferee or successor, by Contract or otherwise, other than as a result of applicable Laws.

Section 3.16                                Employee Benefit Matters .

(a)                                  Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Acquired Companies have performed all of their obligations under each Company Plan. There is no unfunded Liability under any Company Plan that is not properly and fully provided for in the Interim Balance Sheet.

(b)                                 Section 3.16 of the Seller Disclosure Schedule contains information on the MIS and any other payment to an employee or employee-like consultant that becomes due and payable as a result of the transaction contemplated herein (the MIS and the basis for such other payments “Liquidity Schemes”). The Liquidity Schemes comply in all material respects with applicable laws. There are no other private pension plans, health or welfare commitments, share option schemes or similar type of schemes, plans or arrangements of the Acquired Companies. There are no outstanding liabilities to pay any overdue compensation to any beneficiary under any Company Plan.

(c)                                  The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan. No Acquired Company has made or has become obligated to make, and no Acquired Company will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible, nor will any Acquired Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual

Section 3.17                                Employment and Labor Matters.

(a)                                  Section 3.17 of the Seller Disclosure Schedule sets forth an accurate and complete list of the ***** most highly compensated employees, all officers, all directors, and all independent contractors currently performing services for any Acquired Company, including each employee on leave of absence or layoff status, along with the position, date of hire or engagement, compensation and benefits, scheduled or contemplated increases in compensation, scheduled or contemplated promotions. To the Founders’ Knowledge as of the date hereof, no director, officer, key employee or group of employees of any Acquired Company intends to terminate his, her or their employment with the Acquired Companies within the 12-month period following the Closing Date.

(b)                                 There is no Proceeding pending or, to the Founders’ Knowledge, threatened against or affecting any Acquired Company relating to the alleged violation by any Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.

(c)                                  Each Acquired Company has complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters.

Section 3.18                                Environmental, Health and Safety Matters. The Acquired Companies have at all times complied in all material respects with all applicable environmental, health and safety Laws.

Section 3.19                                Compliance with Laws, Judgments and Governmental Authorizations The Acquired Companies have at all times conducted and conduct the Acquired Companies’ business in all material respects in compliance with applicable Laws and Judgments and Governmental Authorizations, irrespective of whatever field of law they are belonging to. The competent authorities have not informed an Acquired Company that they will or may issue a Judgment with which an Acquired Company does not yet comply. Without limiting the generality of the foregoing, the Acquired Companies have at all times in all respects complied with any anti-corruption and anti-bribery Laws and neither any Acquired Company, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates has violated or is in violation of any Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or of any Laws implementing the Criminal Law Convention on Corruption of the Council of Europe or the Additional Protocol thereto or any Laws with similar purpose or effect, including the US Foreign Corrupt Practices Act.

Section 3.20                                Legal Proceedings. Section 3.20 of Sellers Disclosure Schedule sets forth an accurate and complete list of all pending material Proceedings and any court proceedings by or against any Acquired Company or that otherwise directly relate to or may affect the business of any Acquired Company. To the Founders’ Knowledge, no other such material Proceeding and any court proceedings has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 3.21                                Product Liability. No Acquired Company has any Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by any Acquired Company.

Section 3.22                                Insurance.  The Acquired Companies maintain insurance with reputable insurance companies in at least such amounts and against at least such risks as usually insured against by companies engaged in the same or similar business. There are no pending claims under any existing insurance policies.

Section 3.23                                Relationships with Affiliates. All agreements or transactions between any Acquired Company and any of the Founders, Financial Investors or Executives, top 20 managers of the Acquired Companies (insofar as with regard to the latter the value of the respective agreement or transaction exceeds EUR 50,000 per manager) or any of their Related Parties are listed in section 3.23 of the Seller Disclosure Schedule and are on an at arms’ length basis.

Section 3.24                                Brokers or Finders. No Founder, Acquired Company or any Person acting on behalf of any Founder or Acquired Company has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

Section 3.25                                Disclosure. No representation or warranty of the Founders in this Agreement and no statement in the Disclosed Information contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.4 will contain any material untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. No Founder has Knowledge of any fact that has specific application to any Acquired Company (other than general economic or industry conditions) and that could have a material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results, operations or business prospects of any Acquired Company that has not been set forth in this Agreement or in the Disclosed Information.

(B) The Financial Investors, severally (but not jointly and severally) represent and warrant as per the signing of this Agreement and also as per the Closing (it being agreed and understood that each Financial Investor gives such Limited Representations on its behalf individually only):

Section 3.26                                Authority and Enforceability. Each Financial Investor has all requisite power, authority and capacity, and has taken all necessary action to authorize to execute and deliver and to perform its obligations under this Agreement and each of the Ancillary Agreements to which such Financial Investor is a party. This Agreement has been duly executed and delivered by each Financial Investor, and this Agreement and the Ancillary Agreement, once duly executed and delivered, constitute the legal, valid and binding obligation of such Financial Investor that is a party thereto, enforceable against that Person in accordance with their terms.

Section 3.27                                No Conflict.Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will result in a breach of, or a default under, any term or provision of any constitutional documents of the Financial Investor, any law or decree, nor in a breach of, or a default under, any term or provision of any agreement which breach or default would otherwise interfere in any material way with the ability of such Financial Investor to consummate the Transaction.

Section 3.28                                Ownership.Each Financial Investor is, and on the Closing Date will be, the sole beneficial and legal owner of all of its Shares, free and clear of all Encumbrances, in the respective amounts set forth in Schedule A. Upon the consummation of the Closing, the Purchaser will be the beneficial and legal owner of such Shares being sold by the respective Financial Investor, free and clear of all Encumbrances.

(C)                                Except for representation and warranties contained in this Agreement, any representation or warranty on behalf of the Sellers shall remain excluded. The Purchaser confirms to the Sellers that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking made or supplied by or on behalf of the Sellers other than those contained in this Agreement and acknowledges that it has not relied on, and will make no claim in respect of any other representation, warranty or undertaking made or supplied by or on behalf of any of the Sellers.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants as per the signing of this Agreement and also as per the Closing to the Sellers that:

Section 4.1                                      Organization and Good Standing. The Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of its incorporation.

Section 4.2                                      Authority and Enforceability. The Purchaser has all requisite power, authority and capacity, and has taken all necessary action to authorize to execute and deliver and to perform its obligations under this Agreement and each of the Ancillary Agreements to which the Purchaser is a party. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement and the Ancillary Agreement, once duly executed and delivered, constitute the legal, valid and binding obligation of the Purchaser that is a party thereto, enforceable against the Purchaser in accordance with their terms.

Section 4.3                                      No Conflict. Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will result in a breach of, or a default under, any term or provision of any constitutional documents of the Purchaser, any law or decree, nor in a breach of, or a default under, any term or provision of any agreement (i) to which the Purchaser is a party or by which any assets of an of them are bound, or (ii) which breach or default would otherwise interfere in any material way with the ability of the Purchaser to consummate the Transaction.

Section 4.4                                      Legal Proceedings. There is no pending Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Purchaser’s Knowledge, no such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 4.5                                      Funds. The Purchaser will on the Closing Date have, the necessary funds at its full disposal to finance the transactions contemplated by this Agreement. The funds which the Purchaser shall use to finance the present transaction originate from legal sources and the use of such funds in the transactions contemplated by this Agreement does not violate any applicable laws of any relevant jurisdiction.

Section 4.6                                      No other Representation and Warranties.  Except for representation and warranties expressly contained in this Agreement, any representation or warranty on behalf of the Purchaser shall remain excluded. Each Seller confirms to the Purchaser that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking made or supplied by or on behalf of the Purchaser other than those contained in this Agreement and acknowledges that it has not relied on, and will make no claim in respect of any other representation, warranty or undertaking made or supplied by or on behalf of the Purchaser.

ARTICLE 5
COVENANTS

Section 5.1                                      Access and Investigation. From the date of this Agreement until the Closing and upon reasonable advance notice from the Purchaser, the Founders will cause each Acquired Company to (a) afford the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives full access during normal business hours to all of its properties, books, Contracts, personnel and records as the Purchaser may reasonably request and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives all other information concerning its business, properties, assets and personnel as the Purchaser may reasonably request. In addition, from the date of this Agreement until the Closing, the Founders will cause the Company to also provide the Purchaser’s officers and employees reasonable access to the Company’s customers and suppliers, provided that such access will be granted only if scheduled in advance with the Company and only with the direct supervision or participation of one of the Company’s officers, employees or representatives.

Section 5.2                                      Operation of the Businesses of the Acquired Companies.

(a)                                  From the date of this Agreement until the Closing, the Founders will cause each Acquired Company to (i) conduct its business only in the ordinary course of business, (ii) use its commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it, (iii) confer with the Purchaser concerning operational matters of a material nature and (iv) otherwise report periodically to the Purchaser concerning the status of its business, operations and finances.

(b)                                 Without limiting the generality of Section 5.2(a) and except as otherwise expressly permitted by this Agreement, the Founders will not cause or permit any Acquired Company

(i)                                     without the Purchaser’s prior written consent (as evidenced by an e-mail of the Parent’s general counsel), to do any of the following: (A) enter into any agreements (written or otherwise) or transactions with any parties related to any of the Sellers or their Affiliates; (B) incur any debt or loan, or guarantee any debt or loan, other than in the ordinary course of business consistent with past practices; (C) declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (D) enter into or modify any employee or consultant agreements (written or oral) with the Chief Executive Officer, Chief Financial Officer, Regulatory Director or either of the Executives; (E) modify any existing, or implement any new, severance plan or agreement (written or oral); (F) prepay or cancel any payables, debt or loans, in each case except in the ordinary course of business consistent with past practices; (G) make or modify any tax election or enter into agreement related to tax matters; (H) issue any securities (or agree to issue any securities) or enter into any agreements with respect to securities of the Company or any of its Subsidiaries; (I) modify any organizational document of the Company or any of its Subsidiaries or establish or dissolve any such entity *****; (J) enter into new agreements to acquire or divest (by sale, license or otherwise) any assets or rights with a fair market value in excess of EUR *****; (K) sell any product at a discount or with a right to return, in each case except in the ordinary course of business consistent with past practices; (L) take any action (or fail to take any action) that would reasonably be expected to adversely affect any commercial relationship significant, individually or in the aggregate, to the business of the Company or any of its Subsidiaries; (M) take any action (or fail to take any action) that would reasonably be expected to adversely affect any regulatory or governmental standing, Governmental Authorization or approval significant, individually or in the aggregate, to the business of the Company or any of its Subsidiaries; (N) take any action (or fail to take any action) that would reasonably be expected to adversely affect the management reporting or accounting systems impairing the comparability of financial information significant, individually or in the aggregate, to the business of the Company or any of its Subsidiaries; (O) settle or compromise any litigation or waive any claim against any third party other than in the ordinary course of business *****;

(ii)                                  to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities,

(iii)                               to purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any options, warrants or other rights to acquire any such shares or securities, or

(iv)                              to otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.10.

Section 5.3                                      Consents and Filings; Reasonable Efforts.

(a)                                  The Purchaser and each of the Founders will, and the Founders will cause each Acquired Company to, use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization.

(b)                                 Within five business days following the execution and delivery of this Agreement, the Purchaser (with the assistance of the Sellers) will submit the necessary filings with all competent antitrust authorities to obtain clearance for the consummation of the transaction contemplated herein (whereas such filings shall be prepared by Purchaser and provided for review to Sellers.

The Purchaser (with the assistance of the Sellers) will use their respective commercially reasonable efforts to obtain early termination of the applicable waiting periods and will make all further filings pursuant thereto that may be necessary, proper or advisable.

Only if officially and finally requested by a competent antitrust authorities to do so as a condition to or obligation connected with the granting of clearance for the consummation of the transaction contemplated herein, the Purchaser shall, at its own cost and expense, enter into such agreement, consent decree or other commitment requiring the Purchaser or any of its Affiliates (including for this purpose any of the Acquired Companies) to divest (including through the granting of any license rights) or hold separate any assets or to take any other action. Any such request by the competent antitrust authorities and/or any action required by the Purchaser as per the preceding sentence shall *****.

Section 5.4                                      Notification. From the date of this Agreement until the Closing, each of the parties will give prompt notice to the other parties of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Closing and (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule, as the case may be, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Article 7 or Article 9.

Section 5.5                                      No Negotiation. From the date of this Agreement until the Closing, the Sellers will not, and will cause the Acquired Companies not to, (and Sellers will not, and will cause the Acquired Companies not to, permit or authorize, as applicable, any of their respective Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives to), directly or indirectly:

(a)                                  solicit, initiate, encourage or entertain any inquiry or the making of any proposal or offer;

(b)                                 enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract; or

(c)                                  furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations in each case regarding any business combination transaction involving any Acquired Company or any other transaction to acquire all or any part of the business, properties or Intellectual Property of any Acquired Company or any amount of the capital stock of any Acquired Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock tender offer, license or otherwise, other than with the Purchaser. The Sellers will and will cause the Acquired Companies to immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If any Acquired Company, any Seller or any of their respective Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, such Seller will and the Sellers will cause such Acquired Company to, as applicable, immediately suspend any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.

Section 5.6                                      Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. Except for internal costs to the Acquired Companies, amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by the Acquired Companies in connection with this Agreement and the transactions contemplated by this Agreement, will be paid by the Sellers in full on or prior to the Closing Date or will be fully accrued as current Liabilities on the accounting records of the Acquired Companies as of the Closing Date. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

Section 5.7                                      Confidentiality.

(a)                                  From the date of this Agreement until the Closing, the parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement between Valeant Pharmaceuticals North America and the Company dated 19/ 22/ 23 March 2010 (including any amendments thereto) (the “Confidentiality Agreement”).

(b)                                 From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to all Confidential Information. From and after the Closing, each Seller will, and will cause each of its Affiliates and its and their respective directors, officers, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.

(c)                                  Neither the Purchaser nor any Seller will, or will cause or permit any of their respective Restricted Persons to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its auditors and to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement; (iii) any disclosure required in public filings with any Governmental Authority or in any public disclosure such party determines is required under the rules or regulations of any Governmental Authority or stock exchange upon such party’s securities are listed or quoted; and (iv) as permitted in accordance with Section 5.7(d). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.7(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(d)                                 If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then, to the extent permitted, such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

(e)                                  Unless otherwise required by applicable Laws or by any regulation of a self-regulating body and to the extent that any Seller or any Affiliate of a Seller has not done so prior to the Closing, each Seller will and procures that any of its Affiliates will, immediately following the Closing, surrender to the Company or destroy, and upon request by the Purchaser certify in writing to have destroyed, all notes, data, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports and all other tangible embodiments of Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Company. For archival and internal reporting purposes, the Financial Investors may keep one copy of each such information.

(f)                                    Effective upon the Closing, the Sellers hereby assign to the Purchaser all of their rights under each confidentiality agreement (other than the Confidentiality Agreement) to which any of the Sellers is a party (provided always such rights can be assigned) and which directly pertain to the business or operations of any Acquired Company. Each Seller, upon the request of the Purchaser from time to time, will use its commercially reasonable efforts to assist the Purchaser in enforcing the provisions of any such confidentiality agreement, irrespective of whether assigned or not.

Section 5.8                                      Non-Competition and Non-Solicitation.

(A)                              The Founders acknowledge that the Acquired Companies have over many years devoted substantial time, effort and resources to developing the Acquired Companies’ trade secrets and other confidential and proprietary information, as well as the Acquired Companies’ relationships with customers, suppliers, employees and others doing business with the Acquired Companies; that such relationships, trade secrets and other information are vital to the successful conduct of the Acquired Companies’ businesses in the future; that because of the Founders’ access to the Company’s confidential information and trade secrets, the Founders would be in a unique position to divert business from the Acquired Companies and to commit irreparable damage to the Acquired Companies were the Founders to be allowed to compete with the Acquired Companies or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against the Founders would not impose any undue burden upon any Founder; and that the ability to enforce the restrictive covenants against the Founders is (among others) a material inducement to the decision of the Purchaser to consummate the transactions contemplated by this Agreement. Accordingly, except where permitted by a prior written consent of the Purchaser, during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date:

(a)                                  no Founder and no Executive will, anywhere in countries where the Acquired Companies do business, directly or indirectly, whether as a principal, agent, employee or otherwise, or alone or in association with any Person, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, control, participate in the ownership, management, operation, or control of, finance (whether as a lender, investor or otherwise), guaranty the obligations of, be employed by, associated with, or otherwise aid or assist in any manner any Person that is engaged in or competitive with the business of any Acquired Company (a “Competing Activity”). The Founders and the Executive will not be in violation of this Section 5.8(a) solely by reason of investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (A) (i) such stock, bonds or other securities are listed on any national securities exchange and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding;

(b)                                 no Founder and no Executive will directly or indirectly (i) solicit the business of any Person who is a customer of any Acquired Company, (ii) cause, induce or attempt to cause or induce any customer, supplier, independent contractor, licensee, licensor, or franchisee or other business relation of any Acquired Company to cease or reduce the extent of its business relationship with such Acquired Company or to deal with any competitor of such Acquired Company or (iii) in any way interfere with the relationship between any Acquired Company and any of its customers, suppliers, licensees, licensors, franchisees or other business relations;

(c)                                  no Founder and no Executive will directly or indirectly, recruit, solicit, cause, induce or attempt to cause or induce any employee of any Acquired Company to leave his or her employment either for the Founder, the Executive or for any other Person, or in any way interfere with the relationship between any Acquired Company and any of its employees;

(d)                                 no Founder and no Executive will disparage the Purchaser, the Acquired Companies or any of their respective directors, officers, employees or agents;

(B)                                The Financial Investors acknowledge that the Acquired Companies have over many years devoted substantial time, effort and resources to developing the Acquired Companies’ trade secrets and other confidential and proprietary information, as well as the Acquired Companies’ relationships with customers, suppliers, employees and others doing business with the Acquired Companies; that such relationships, trade secrets and other information are vital to the successful conduct of the Acquired Companies’ businesses in the future; that because of the Financial Investors’ access to the Company’s confidential information and trade secrets, the Financial Investors would be in a unique position to divert business from the Acquired Companies and to commit irreparable damage to the Acquired Companies were the Financial Investors to commit any of the acts prohibited below; that the enforcement of the restrictive covenants against the Financial Investors would not impose any undue burden upon any Financial Investor; and that the ability to enforce the restrictive covenants against the Financial Investors is (among others) a material inducement to the decision of the Purchaser to consummate the transactions contemplated by this Agreement. Accordingly, except where permitted by a prior written consent of the

Purchaser, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date:

(a)                                  no Financial Investor will disparage the Purchaser, the Acquired Companies or any of their respective directors, officers, employees or agents;

(b)                                 no Financial Investor will directly or indirectly, recruit, solicit, cause, induce or attempt to cause or induce any employee of any Acquired Company to leave his or her employment either for the Financial Investor or for any other Person, or in any way interfere with the relationship between any Acquired Company and any of its employees, except where an employee responds to a general advertisement or executive search conducted in the ordinary course of business and not directed specifically at one or more of the employees of the Acquired Companies; and

(c)                                  each Financial Investor will not, and will cause those of its Affiliates, which operate as investment funds, to not cause any Person to start-up a company whose business is that of a direct competitor of any of the Acquired Companies in any of the territories where the Acquired Companies are doing business as of the Closing Date. Direct competitor to the Acquired Companies shall be understood as a company providing third party representation services to pharmaceutical companies. For the avoidance of doubt, this clause shall not require any of the Financial Investors (i) to prevent any of their current or future portfolio companies from engaging in such activity (other than any future portfolio company in which a Financial Investor has helped, financially or otherwise, start or establish such company) or (ii) to refrain from making one or more investments into a current or future portfolio company that is already competing with the Acquired Companies.

Section 5.9                                      Public Announcements. Upon execution of this Agreement, the parties will issue the press releases substantially as set forth in Exhibit 5.9 or as agreed among the parties hereto. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the parties determine. The Purchaser and the Sellers will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication. Nothing in this Section 5.9 shall prevent any party that is a listed company or forms part of a listed group of companies from complying with the applicable securities and stock exchange rules on transparency.

Section 5.10                                Discharge of Board. Purchaser shall, at the first general meeting of the shareholders of the Company held after the Closing Date, have put on the agenda and vote for the discharge of the current board members of the Company for the business conducted through the Closing Date. The parties hereto understand and agree that such discharge is not a waiver of any rights Purchaser may have hereunder. This Section 5.10 shall apply to Subsidiaries of the Company, but only to the extent that Executives are concerned and only if, by granting discharge to such Executives, Purchaser or any of the Acquired Companies do not forgo any right against any other board member of such Subsidiary they may have without such discharge.

Section 5.11                                No Lawsuits and Claims. Except for rights arising from Ancillary Agreements, with effect as of the Closing, Sellers shall waive and shall procure that any Person controlling a Seller waives, and herewith waive any claims they may have against any of the Acquired Companies, their employees and/or directors, and commit to bring no lawsuit whatsoever against any of them for any kind of right a Seller may today or in the future have, whether known or unknown to them, relating to any past or current relationship connected to any of the Acquired Companies.

Section 5.12                                Tax Ruling.. Any expenses related to further attempts (after the initial attempt) to obtain a Favorable Ruling shall be borne exclusively by Sellers-IV, but shall be conducted in good faith cooperation between Purchaser and the Sellers-IV.

Section 5.13                                No Dividend Payments. Before the earlier of (i) the date the Old Reserve Escrow Fund is released to Purchaser and (ii) the date indicated by the Favorable Ruling, Purchaser and Founders shall cause the Company not to declare or make any dividend payment to Purchaser.

Section 5.14                                Payment of Indebtedness by Affiliates. Except as expressly provided in this Agreement, the Sellers will cause all indebtedness owed to any Acquired Company by any Seller or any Affiliate of any Seller to be paid in full before the Closing Date.

Section 5.15                                [Intentionally Left Blank].

Section 5.16                                Joint Obligation. Each Executive agrees to be jointly and severally liable with the Founder he controls (for Mr. Nemec, J.E. BIGA S.A., and for Mr. Swanson, Robert Stuart Swanson Living Trust, Swanson Irrevocable Trust) for all obligations that Founder may have under this Agreement or, in connection with this Agreement, towards the Purchaser, and to become an obligor of such obligations (kumulativer Schuldbeitritt). The Parent agrees to be jointly and severally liable with the Purchaser for all obligations that Purchaser may have under this Agreement or, in connection with this Agreement, towards any of the Sellers, and to become an obligor of such obligations (kumulativer Schuldbeitritt).

Section 5.17                                Supporting Covenant of Financial Investors. To the extent the Financial Investors have the right, be it based on contract, Law or otherwise, to prevent a breach of a covenant of the Founders set out in Section 5.1 and/or Section 5.2 and have the actual knowledge of a possible breach of such a covenant, the Financial Investors shall exercise such right to prevent a breach.

Section 5.18                                Shadow Equity. Founders shall procure that promptly after signing of this Agreement the Company enters into termination agreements regarding the shadow equity and loan agreements between the Company and Elad Kedar, Doron Friedman and Istvan Langer pursuant to the key terms as set out in Exhibit 5.18 executed by the Company and Elad Kedar, Doron Friedman and Istvan Langer, and that Founders reimburse the Company for all Loss of the Company associated with such termination agreements to the extent the termination agreements deviate from the key terms set out in Exhibit 5.18.

Section 5.19                                Serbian and Slovenian Loan. Upon request of Purchaser, Founders shall procure that, prior to Closing of this Agreement, any loan owed by the Serbian Subsidiary and any loan owed by the Slovenian Subsidiary of the Company is terminated and fully repaid and that no assets of the Serbian Subsidiary and no assets of the Slovenian Subsidiary of the Company are subject to any lien.

Section 5.20                                Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1                                      Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Shares and the other transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)                                  any governmental or regulatory requirements (including competition law filings and the expiration of related waiting periods and obtaining of approvals) have been fully satisfied, provided that any divestiture obligations or other conditions required by competition or other similar governmental authorities shall not release Purchaser from its obligation to consummate the transaction as contemplated by this Agreement;

(b)                                 the Sellers-IV having delivered the Estimated Closing Balance Sheet to Purchaser, estimated as precisely as possible and in good faith by the Sellers;

(c)                                  the full compliance *****;

(d)                                 the full compliance *****;

(e)                                  delivery at Closing of title of all Shares, free and clear of any and all liens, Encumbrances and other third party rights and of all other closing deliveries as per Section 2.6(a); and

(f)                                    the ***** being true and accurate in all respects as per the Closing Date.

Purchaser acknowledges and agrees that the transaction contemplated by this Agreement might trigger certain Change of Control Events and that such Change of Control Events triggered or any direct or indirect financial or other consequence resulting thereof shall not release Purchaser from its obligation to consummate the transaction as contemplated by this Agreement, nor shall Sellers or the Acquired Companies assume any responsibility or be liable vis-à-vis the Purchaser for any Change of Control Events triggered or any direct or indirect financial or other consequence resulting thereof, provided always, such limitation only applies if and to the extent a Change of Control Events has been Fairly Disclosed to Purchaser.

Section 6.2                                      Conditions to the Obligation of the Sellers.  The obligation of the Sellers to consummate the sale of the Shares and the other transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which, in whole or in part, may be waived by the Sellers, acting jointly):

(a)                                  any governmental or regulatory requirements (including competition law filings and the expiration of related waiting periods and obtaining of approvals) have been fully satisfied, provided that any divestiture obligations or other conditions required by competition or other similar governmental authorities shall not release Sellers from their obligation to consummate the transaction as contemplated by this Agreement;

(b)                                 delivery of all closing deliveries as per Section 2.6(b); and

(c)                                  the representations and warranties of the Purchaser as per Section 4 being true and accurate in all respects as per the Closing Date.

Section 6.3                                      Waiver of Certain Clearance. The parties agree that should the closing conditions under Section 6.1(a) and Section 6.2(a) not be met after the sixth week from the date hereof solely because of the antitrust authorities of a territory in which the gross sales of the Acquired Companies contribute less than 5% to the consolidated gross sales of the Company for the full financial year 2010 not having granted clearance (be it expressly or by letting expire a waiting period) for the transaction contemplated herein, the parties shall enact legally permissible and binding hold separate agreements between the parties for the purpose of acting in accordance with the standstill obligations as per the applicable competition laws of such territories, which shall be in force until the respective clearance(s) is/are granted, and take all such other legally permissible measures as commercially reasonably practical to nevertheless allow Closing of the transaction and agree to waive Section 6.1(a) and Section 6.2(a) to the extent they relate to such clearance not yet obtained.

ARTICLE 7
TERMINATION

Section 7.1                                      Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a)                                  by mutual consent of the Purchaser and the Sellers;

(b)                                 by the Purchaser if any of the closing conditions set out in Section 6.1 is not met, and, in case of the condition that is capable of being cured, is not cured or cannot be cured within 30 days after the notice of the breach from the Purchaser, or, in case the condition by its nature is incapable of being cured, upon notice of the breach from the Purchaser;

(c)                                  by the Sellers, acting jointly, if any of the closing conditions set out in Section 6.2 is not met, and, in case of the condition that is capable of being cured, is not cured or cannot be cured within 30 days after the notice of the breach from the Sellers, acting jointly, or, in case the condition by its nature is incapable of being cured, upon notice of the breach from the Sellers, acting jointly;

(d)                                 by either the Purchaser or the Sellers, acting jointly, if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e)                                  by either the Purchaser or the Sellers, acting jointly, if the Closing did not take place within six months from the date hereof.

Section 7.2                                      Effect of Termination. Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Sections 5.6, 5.7, 5.9, this Section 7.2 and Article 10 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8
[INTENTIONALLY LEFT BLANK]

ARTICLE 9
INDEMNIFICATION

Section 9.1                                      Indemnification by the Sellers.

(A) Subject to the limitations expressly set forth in Section 9.6, the Founders, jointly and severally (with the exception of the Limited Representations where their liability shall not be joint and several but several only), without a fault of a Founder or any other Person being a requirement for such obligation of Founders, will indemnify and hold harmless the Purchaser from and against, and will pay to the Purchaser the monetary value of, any and all Losses incurred or suffered by the Purchaser directly or indirectly arising out of, relating to or resulting from any of the following:

(a)                                  any inaccuracy in or breach of any representation or warranty of the Founders contained in this Agreement;

(b)                                 any breach of any covenant of the Founders or the Executives contained in this Agreement;

(c)                                  [intentionally left blank]

(d)                                 any of the matters listed in Exhibit 9.1;

(B) Subject to the limitations expressly set forth in Section 9.6, each Financial Investor, severally but not jointly, without a fault of a Financial Investor or any other Person being a requirement for such obligation of the Financial Investor, will indemnify and hold harmless the Purchaser from and against, and will pay to the Purchaser the monetary value of, any and all Losses incurred or suffered by the Purchaser directly or indirectly arising out of, relating to or resulting from any of the following:

(a)                                  any inaccuracy in or breach of any representation or warranty of the respective Financial Investor contained in this Agreement (i.e. the Limited Representations); and

(b)                                 any breach of any covenant of the respective Financial Investor contained in this Agreement.

Section 9.2                                      Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 9.6, the Purchaser, without a fault of the Purchaser or any other Person being a requirement for such obligation of the Purchaser, will indemnify and hold harmless the Sellers from and against, and will pay to the Sellers the monetary value of, any and all Losses incurred or suffered by the Sellers directly or indirectly arising out of, relating to or resulting from any of the following:

(a)                                  any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate, instrument or document delivered by the Purchaser in connection with this Agreement; and

(b)                                 any breach of any covenant of the Purchaser set forth in this Agreement.

Section 9.3                                      Claim Procedure.

(a)                                  A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description in reasonable detail and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses, it being agreed and understood that, if a Claim Notice is not delivered to the Indemnifying Party within 30 days after the Indemnified Party detected the fact or matter which gives rise to a claim and that it has a claim against the Indemnifying Party and determined the approximate extent thereof, any Loss that results from not complying with the 30 days time limit and could have been prevented had such time limit been observed, shall not be recoverable from the Indemnifying Party.

(b)                                 Within 30 days after delivery of a delivered Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i)                                     agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii)                                  dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)                                  If the Indemnifying Party fails to take either of the foregoing actions within 45 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d)                                 If the Purchaser is the Indemnified Party and if any of the Founders is the Indemnifying Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the escrow agent pursuant to the Escrow Agreements copies of each Claim Notice and Objection Notice in connection with such claim. Any indemnification of the Purchaser by the Founders pursuant to this Article 9 will first be satisfied by payment from the Indemnity Escrow Fund established in accordance with the provisions of the Escrow Agreements until the funds contained in such escrow fund are exhausted or released.

Section 9.4                                      Third Party Claims.

(a)                                  Without limiting the general application of the other provisions of this Article 9, if a third Person that is not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations or warranties or covenants in this Agreement, the party for whose benefit the representation, warranty or, respectively, covenant is made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 9. If the Indemnified Party seeks indemnification pursuant to this Article 9 in connection with a claim by a third Person that is not a party to this Agreement, the Indemnified Party will include in the Claim Notice to the Indemnifying Party notice of the commencement of any Proceeding relating to that third party claim within 30 days after the Indemnified Party has received written notice of the commencement of such Proceeding. The Indemnified Party will include in this notice the facts constituting the basis for such Proceeding and the amount of the damages claimed by the third party claim, in each case to the extent known to the Indemnified Party.

Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b)           Within 30 days after the Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 9.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i)            acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest and that the Indemnifying Party will advance all expenses and costs of defense; and

(ii)           retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and paying all Losses that may arise under the claim.

However, in no event may the Indemnifying Party assume or maintain control of the defense of any Proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Party, or in which it can be reasonably assumed that the outcome of any Judgment or settlement in the matter may adversely affect the business of the Indemnified Party. An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c)           If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 9.4(b), the Indemnified Party has the right to control such defense. If the Indemnified Party controls such defense, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defense. The party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.

(d)           If the Indemnified Party is controlling the defense of such Proceeding, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Proceeding without prior consent of the Indemnifying Party. All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding effected without its consent, provided such consent was not unreasonably withheld or delayed.

(e)           Notwithstanding the other provisions of this Article 9, if a third Person that is not a party to this Agreement asserts that the Purchaser (or any of its Affiliates, including the Company and the Subsidiaries) is liable to such third Person for a monetary or other obligation which individually may constitute or result in Losses not to exceed EUR 50,000 for which the Purchaser may be entitled to indemnification pursuant to this Article 9, and the Purchaser reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Purchaser will be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 9 and (iii) the Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article 9, for any such Losses for which it is entitled to indemnification pursuant to this Article 9, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the provisions of this Article 9. This Section 9.4(e) is not applicable to payments which aggregate more than EUR 50,000.

(f)            Notwithstanding the provisions of Section 10.13, the Sellers consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by any third party against the Purchaser for purposes of any claim that the Purchaser may have under this Agreement with respect to the Proceeding or the matters alleged therein. The Sellers agree that process may be served on them with respect to such a claim anywhere in the world.

Section 9.5             Survival.

(a)           Subject to the limitations set out in Section 9.6, the right to make claims under any representation or any warranty contained in this Agreement and any right resulting from the breach of a ***** and/or the covenant pursuant Section 5.2(b)(iv) and/or the covenant pursuant Section 5.17 will survive the Closing for a time limit until *****; provided that (i) the right to make claims under any representation or warranty contained in ***** shall survive for ***** years from the Closing Date, and (ii) the right to make claims under any ***** and the right to make claims under any other covenant shall, with respect to the Financial Investors, survive for ***** from the Closing Date, and, with respect to the Founders, survive for ***** from the Closing Date.

(b)           If an Indemnified Party delivers to an Indemnifying Party before the end of the applicable time limits set out in Section 9.5(a) above, either a Claim Notice or a notice that, as a result of a Proceeding instituted or claim made by a third Person that is not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the respective right to make claims under the applicable representation, warranty or covenant will survive until, but only for purposes of, the resolution of the matter covered by such notice; provided, however, notwithstanding the foregoing, that the right to make claims under the applicable representation, warranty or covenant shall expire if the Indemnified Party has not initiated arbitral proceedings in accordance with Section 10.13 on or before the expiry of seventh (7th) month from the end of the applicable time limit set out in Section 9.5(a) above.

Section 9.6             Limitations on Liability.

(a)           Neither the Sellers nor the Purchaser are liable under this Article 9 unless and until the aggregate Losses (not including those relating to Section 3.15 (Tax Matters)) for which they or it, respectively, would otherwise be liable under this Agreement exceed EUR ***** (at which point the Sellers or the Purchaser, as applicable, are liable for the aggregate Losses and not just amounts in excess of that sum), provided however that, regarding Losses relating to Section *****, the Founders are not liable under this Article 9 unless and until the aggregate Losses relating to ***** for which they would otherwise be liable under this Agreement exceed EUR ***** (at which point the Founders are liable for the aggregate Losses and not just amounts in excess of that sum).

(b)

(i)            in no event are the Founders liable for Losses under this Agreement resulting to or from any inaccuracy in or breach of any representation or warranty contained in this Agreement and Losses resulting from Section 9.1(A)(d) in connection with Exhibit 9.1 matter (vi) through Exhibit 9.1 matter (viii) for an aggregate amount in excess of EUR *****, provided, however, that the cap set forth in this Section 9.6(b)(i) shall not apply to any breach of or inaccuracy in the Limited Representations of Founders; and

(ii)           (x) in no event is any of the Founders liable for Losses under this Agreement resulting to or from any inaccuracy in or breach of any representation and warranty or any breach of any covenants for an aggregate amount in excess of the Closing Consideration, (y) and in no event is Seller 4 liable for Losses under this Agreement resulting to or from any inaccuracy in or breach of any Limited Representation or any breach of covenant (for which Seller 4 is liable) for an aggregate amount in excess of EUR *****, provided that in the event that *****. In the event that there are Losses resulting from an inaccuracy in or breach of *****, and such Losses in the aggregate exceed EUR *****, (z) and in no event is ***** liable for Losses under this Agreement resulting to or from any inaccuracy in or breach of any ***** or any breach of covenant ***** for an aggregate amount in excess of EUR *****million, provided that in the event that there is no Loss resulting from any inaccuracy in or breach of any *****, such cap of EUR ***** million shall be reduced to EUR ***** million. In the event that there are Losses resulting from an inaccuracy in or breach of Limited Representations *****, the cap of EUR ***** million shall be reduced by such amount in excess of EUR ***** million..

(c)           All matters and information which have been Fairly Disclosed at the date hereof in

(i)            *****

(ii)           *****

(iii)          *****

(iv)          *****

(all such documents, matters and information referred to in this Section 9.6(c) collectively the “Disclosure Information”)

shall operate as exclusion of, or a limitation to, the Sellers’ representation and warranties (except the Limited Representations).

(d)           The limitations provided in Section 9.6(a) do not apply to (i) claims with respect to any amounts owing by the Sellers or the Purchaser in connection with the adjustment of the Closing Consideration in accordance with Section 2.3 and/or Section 2.4 and claims under any representation or warranty to the extent such claims are for Losses that would not have been incurred had the basis for computing the Trued Up Working Capital Adjustment been accurate in all respects, provided that the inaccuracy was not fully corrected when determining the Trued Up Working Capital Adjustment,

(ii) claims under Section 9.1(A)(a) if relating to a Limited Representation, Section 9.1(A)(b), Section 9.1(A)(d) in connection with Exhibit 9.1 matters (i) through (v), or (iii) claims under Section 9.1(B).

(e)           Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud or willful misconduct.

(f)            In no event is any of the Sellers liable for Losses under this Agreement to the extent:

(i)           the Purchaser or any Acquired Company has recovered any amount in respect of such Loss from any third Person, including but not limited to an insurer, in an amount equal to the amount of such actual recovery, after deduction of all costs and expenses incurred in making such recovery (including reasonable attorney’s fees) and of all related and documented increases of insurance premiums;

(ii)           a provision, reserve or valuation allowance has been or is made or included in the Interim Balance Sheet, in an amount equal to the amount of such provision, reserve or valuation allowance provided (A) such provision, reserve or allowance has, as shown in the Interim Balance Sheet, been made for a specific type of or a specific possible Loss and not just as a general provision, reserve or valuation allowance, and (B) the Trued Up Working Capital Adjustment would not have changed had such provision, reserve or allowance already been used before the computation of the Trued Up Working Capital Adjustment to cover a Loss;

(iii)          any tax payable by any Acquired Company or by the Purchaser or its Affiliates is reduced as a result of a matter giving rise to a claim, in an amount equal to the amount of such reduction; and

(iv)          such claim arises or is increased as a result of any legislation, regulation, rule of law or practice not in force at the date hereof, whether or not such change or withdrawal purports to be effective retrospectively in whole or part.

Section 9.7             No Right of Indemnification or Contribution. No Seller has any right of indemnification or contribution against any Acquired Company with respect to any breach by the Sellers of any of their representations, warranties, covenants or agreements in this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

Section 9.8             No Qualification. Articles 200, 201 and 210 paragraph 1 and 2 of the Swiss Code or Obligations are hereby expressly waived and replaced by the rules set out herein.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1           [Intentionally Left Blank].

Section 10.2           Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by internationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Sellers:

J.E. BIGA S.A.

Trident Chambers,

POBox 146,

Road Town, Tortola, BVI

Phone: +164 92 31 51 06

Fax: +420 234 719 619

Robert Stuart Swanson Living Trust

5600 N. Palo Cristi rd,

Paradise Valley, AZ 85253, USA

Phone: +44 7910 542 604

Fax: +420 234 719 619

Swanson Irrevocable Trust

5600 N. Palo Cristi rd,

Paradise Valley, AZ 85253, USA

Phone: +44 7910 542 604

Fax: +420 234 719 619

HBM BioVentures (Cayman) Ltd

Centennial Towers, 3rd Floor,

2454 West Bay Road,

Grand Cayman, Cayman Islands

Phone: +1 345 946 8002

Fax: +1 345 946 8003

Polish Delta Group S-à.r.l.

c/o Enterprise Investors Sp. z o.o.

Attn.: Robert Manz

Attn.: Tadeusz Galkowski

ul. Emilii Plater 53

00-113 Warsaw, Poland

Phone : +48 22 458 85 00

Fax : +48 22 458 85 55

with a copy (which will not constitute notice) to:

Markus D. Vischer

Walder Wyss Ltd.

Seefeldstrasse 123

P.O. Box 1236

CH-8034 Zurich, Switzerland

Phone +41 44 498 98 98

Fax +41 44 498 98 99

If to the Purchaser:

Biovail International S.à.r.l.

Attn.: Sole Manager

208, Val des Bons Malades

L-2121 Luxembourg

Fax: +352 26 20 17 13

with a copy (which will not constitute notice) to:

Valeant Pharmaceuticals International, Inc.

Attn.: General Counsel

One Enterprise

Aliso Viejo

California 92656

USA

Fax: ++1 949 461 6661

Baker & McKenzie Zurich

Attn.: Martin Frey

Attn.: Matthias Courvoisier

Holbeinstrasse 30

8034 Zurich

Fax: ++41 44 384 12 84

Section 10.3           Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.4           Transaction Costs. All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne by the party such Taxes are levied upon. Each party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation. Notwithstanding the foregoing, the costs of all attempts to obtain a Favorable Ruling subsequent to the date hereof shall be born by Sellers.

Section 10.5           Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.

Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 10.6           Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.7.

Section 10.7           Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, successors and assigns, except that no party may assign any rights under this Agreement without the prior written consent of the other parties. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Except to the extent expressly provided in this Agreement, no provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 10.8           Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 10.9           Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 10.10         Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.11         Set-off Rights. Subject to the set-off rights of a party explicitly provided for in this Agreement, no party shall be entitled to set-off any claims they may have against each other.

Section 10.12         Governing Law. This Agreement is subject to Swiss Law, excluding the CISG.

Section 10.13         Jurisdiction. Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich, and the arbitral proceedings shall be conducted in English. This clause shall not apply to the court referred to in Section 2.4(a)(ii)(4) to determine the independent accounting firm.

Section 10.14         Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Biovail International S.à.r.l.

Name:
Title:

Robert Stuart Swanson Living Trust	HBM Bioventures (Cayman) Ltd.

Name:	Name:
Title:	Title:

Swanson Irrevocable Trust	Polish Delta Group S.à.r.l.

Name:	Name:
Title:	Title:

J.E. BIGA S.A.

Name:
Title:

Name:
Title:

ACCEPTANCE AND AGREEMENT OF PARENT

The undersigned, being the Parent, agree to be bound by Section 5.16:

Valeant Pharmaceuticals International, Inc.

Name:
Title:

ACCEPTANCE AND AGREEMENT OF EXECUTIVES

The undersigned, being the Executives, agree to be bound by Sections 2.6(a)(iv), 5.8, 5.11, 5.16, 10.12 and 10.13:

Robert Stuart Swanson, in his individual
Capacity

Petr Nemec, in his individual
Capacity